Reserve Municipal Money-Market Trust

 Signature Page

This report is signed on behalf of the registrant (or depositor or trustee).

City of: New York           State of: New York         Date: July 27, 2006

Reserve Municipal Money-Market Trust

By: Bruce Bent - Chairman, President and Treasurer

Witness: Arthur Bent  - Co-CEO